Exhibit 99.1

CORIUM REPORTS SECOND QUARTER FISCAL 2015 FINANCIAL RESULTS

MENLO PARK, Calif., May 7, 2015 (GLOBE NEWSWIRE) — Corium International, Inc. (Nasdaq: CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced unaudited financial results from operations for both the second fiscal quarter and the six months ended March 31, 2015.  Corium’s fiscal year ends on September 30.

Recent Corporate Developments

•      MicroCor PTH Commences Phase 2a Clinical Trial—A two-part study of MicroCor PTH in healthy, post-menopausal women was initiated in February 2015.  The first part of the study, a four-way crossover arm, has been completed with data expected as early as the third quarter of fiscal 2015.  The second part, a 28-day take-home study, commenced in April 2015, and is expected to be completed this summer.  Clinical data for this Phase 2a trial is expected shortly thereafter.

•      Corium and Aequus Announce CNS-focused Collaboration Agreement—This agreement is initially focused on the development of a once-weekly transdermal formulation of aripiprazole, targeting the treatment of irritability associated with autistic disorder, bipolar I disorder, schizophrenia and major depressive disorder.  The currently available dosage forms of aripiprazole (sold primarily under the trade name Abilify®) reached total worldwide sales of over $8 billion USD in 2014.

•      Eric H. Bjerkholt Joins Corium Board of Directors—Mr. Bjerkholt is a senior executive with more than two decades of experience in the healthcare and life science sectors, and is currently Executive Vice President, Corporate Development and Finance and Chief Financial Officer of Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS).  He holds a Cand. Oecon degree in Economics from the University of Oslo and an M.B.A. from Harvard Business School.

•      Joseph J. Sarret, M.D., J.D. Joins as Corium’s Chief Business Officer—Dr. Sarret is a senior executive with extensive experience in structuring and closing complex and high-value strategic collaborations, who has also held profit and loss responsibility for a life science business.  Dr. Sarret holds a B.A. in Human Biology from Stanford University, an M.D. from the University of California, San Francisco School of Medicine and a J.D. from Stanford Law School.

“The past quarter was one of dynamic progress for Corium as a leader in the creation of innovative transdermal products,” said Peter D. Staple, President and Chief Executive Officer of Corium.  “With the initiation of our MicroCor PTH Phase 2a clinical study, we are advancing this product into later stage development as well as scaling up our MicroCor technology for transdermal delivery of biologics.  We are making excellent progress on moving our two Alzheimer’s patch candidates and our Parkinson’s program into Phase 1 pharmacokinetic trials later this year.  Corium continues to expand its reach from a strategic perspective through focused collaborations with the potential to add new products to our development pipeline and the addition of highly accomplished executives to our board and management team.”

Financial Results for the Quarter Ended March 31, 2015

Corium reported total revenues in the second quarter of fiscal 2015 of $11.3 million, compared with $10.7 million in the second quarter of fiscal 2014.  The increase in total revenues primarily reflects an increase in sales of Crest Whitestrips to Procter & Gamble and an increase in contract research and development revenues from co-development and partner-funded programs, partially offset by the anticipated decline in product revenues from Fentanyl TDS (marketed by Par Pharmaceutical).

Total research and development (R&D) expenses in the second quarter of fiscal 2015 were $8.5 million, compared with $5.2 million in the second quarter of fiscal 2014.  The increase in total R&D expenses primarily reflects Corium’s increased investment in its proprietary product programs, including the advancement of Corium’s MicroCor PTH program into Phase 2a clinical trials in February 2015, as well as increased investment in our product development programs for Alzheimer’s and Parkinson’s as we advanced multiple formulation candidates through preclinical evaluation.

General and administrative (G&A) expenses in the second quarter of fiscal 2015 were $2.7 million, compared with $1.2 million in the second quarter of fiscal 2014.  The increase in G&A was primarily attributable to higher expenses associated with becoming a public company, including the expense associated with the award of stock options to employees and directors following Corium’s Initial Public Offering (IPO) in April 2014.

Corium reported a net loss for the second quarter of fiscal 2015 of $7.1 million, or $0.40 per share on a fully-diluted basis, compared with net income of $3.5 million, or $0.33 per share on a fully-diluted basis, in the second quarter of fiscal 2014.  As a result of Corium’s IPO, the fair value of an embedded derivative in a subordinated note was determined to be zero, resulting in a non-cash, non-recurring gain of $6.3 million in the second fiscal quarter of 2014.  Without the benefit of this gain, Corium would have recognized a non-GAAP net loss of $2.8 million for the second fiscal quarter of 2014.

Cash, cash equivalents and available-for-sale securities as of March 31, 2015 were $33.7 million.

Financial Results for the Six Months Ended March 31, 2015

Corium reported total revenues for the six months ended March 31, 2015 of $21.1 million, compared with $21.2 million for the same period in 2014.  The decrease in total revenues primarily reflects the anticipated declines in product revenues from Fentanyl TDS (marketed by Par Pharmaceutical) and Clonidine TDS (marketed by Teva Pharmaceuticals), partially offset by an increase in sales of Crest Whitestrips to Procter & Gamble and an increase in contract research and development revenues from co-development and partner funded programs.

Total R&D expenses for the six months ended March 31, 2015 were $16.4 million, compared with $9.6 million for the same period in 2014.  The increase in total R&D expenses primarily reflects Corium’s increased investment in its proprietary product programs, including the advancement of Corium’s MicroCor PTH program into Phase 2a clinical trials in February 2015 and our product development programs for Alzheimer’s and Parkinson’s, as well as increased investment in co-development programs in which all development costs are shared equally with the partner.

G&A expenses for the six months ended March 31, 2015 were $5.4 million, compared with $3.0 million for the same period in 2014.  The increase in G&A was primarily attributable to higher expenses associated with becoming a public company, including the expense associated with the award of stock options to employees and directors following Corium’s IPO.

Corium reported a net loss for the six months ended March 31, 2015 of $13.9 million, or $0.77 per share on a fully-diluted basis, compared with net income of $1.4 million, or $0.02 per share on a fully-diluted basis, for the same period of 2014.  As a result of Corium’s progress towards an IPO during the six months ended March 31, 2014, the fair value of an embedded derivative in a subordinated note was reduced in both the first and second fiscal quarters of 2014, resulting in non-cash, non-recurring gains totaling $7.4 million in the first six months of fiscal 2014.  Without the benefit of this gain, Corium would have recognized a non-GAAP net loss of $5.9 million for the six months ended March 31, 2014.

Conference Call and Webcast Details

Corium will host a conference call today at 5 p.m. EDT to discuss the financial results for both the second fiscal quarter and six months ended March 31, 2015.  Investors and analysts can access the call toll-free by dialing 844-831-3024 (United States) or +1 315-625-6887 (international).  The conference ID # is 38599865.  The conference call will also be available via a live audio webcast on the Investors section of Corium’s website at http://ir.coriumgroup.com/events.cfm.  Please access the website 10 minutes prior to the start of the call to ensure adequate time for any software downloads that may be necessary.  A replay of the conference call will be available for two weeks and may be accessed by dialing toll-free 855-859-2056 (United States) or +1 404-537-3406 (international) and entering the conference ID # 38599865 or by visiting Corium’s website.

About Corium

Corium International, Inc. is a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty pharmaceutical products that leverage the company’s broad experience in advanced transdermal and transmucosal delivery systems.  Corium has developed and is the sole commercial manufacturer of six prescription drug and consumer products with partners Teva Pharmaceuticals, Par Pharmaceutical and Procter & Gamble.  The company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides and proteins.  The company’s late-stage pipeline includes a contraceptive patch co-developed with Agile Therapeutics that is currently in Phase 3 trials, and additional transdermal products that are being co-developed with Teva.  Corium has multiple proprietary programs in preclinical and clinical development for the treatment of osteoporosis and neurological disorders.  For further information, please visit www.coriumgroup.com.

Statement regarding use of non-GAAP financial measures

The company reported non-GAAP net loss in this release in addition to, and not as a substitute for, or superior to, net income calculated in accordance with GAAP.

Management believes the presentation of net loss that excludes the non-cash, non-recurring gain from the change in fair value of an embedded derivative provides useful supplemental information to investors and facilitates the analysis of the company’s core operating results and comparison of net loss across reporting periods.  Management also believes that this supplemental non-GAAP information is therefore useful to investors in analyzing and assessing the company’s past and future operating performance.

The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our business strategy, debt financing, clinical trial timing and plans, the achievement of clinical and commercial milestones, and the advancement of our technologies and our proprietary and partnered products and product candidates.  Forward-looking statements are based on management’s current expectations and projections and are subject to risks and uncertainties, which may cause Corium’s actual results to differ materially from the statements contained herein.  Further information on potential risk factors that could affect Corium’s business and its financial results are detailed in Corium’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2014, filed with the Securities and Exchange Commission on February 12, 2015, and other reports as filed from time to time with the Securities and Exchange Commission.  Corium undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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Investor and Media Contact:

Karen L. Bergman

BCC Partners

kbergman@bccpartners.com

(650) 575-1509

CORIUM INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Revenue:
Product revenues	$7,632	$7,240	$14,171	$15,340
Contract research and development revenues	3,363	3,173	6,293	5,237
Other revenues	296	304	593	608
Total revenues	11,291	10,717	21,057	21,185
Costs and operating expenses:
Cost of product revenues	5,219	4,998	9,306	10,227
Cost of contract research and development revenues	4,510	3,911	8,227	7,448
Research and development expenses	3,980	1,267	8,177	2,128
General and administrative expenses	2,670	1,236	5,357	3,046
Amortization of intangible assets	162	131	323	261
(Gain) / loss on disposal and sale and leaseback of equipment	—	(32)	7	(69)
Total costs and operating expenses	16,541	11,511	31,397	23,041
Loss from operations	(5,250)	(794)	(10,340)	(1,856)
Interest income	4	1	6	3
Interest expense	(1,896)	(1,780)	(3,565)	(3,804)
Change in fair value of preferred stock warrant liability	—	(231)	—	(274)
Change in fair value of subordinated note embedded derivative liability	—	6,338	—	7,367
Income (loss) before income taxes	(7,142)	3,534	(13,899)	1,436
Income tax expense	—	—	2	—
Net income (loss) and comprehensive income (loss)	$(7,142)	$3,534	$(13,901)	$1,436
Net income (loss) per share attributable to common stockholders, basic	$(0.40)	$0.50	$(0.77)	$0.03
Net income (loss) per share attributable to common stockholders, diluted	$(0.40)	$0.33	$(0.77)	$0.02
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic	18,071,320	2,232,300	18,052,809	2,231,049
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, diluted	18,071,320	5,930,309	18,052,809	3,482,956

CORIUM INTERNATIONAL, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

(Unaudited)

	As of March 31, 2015	As of September 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$33,660	$36,395
Accounts receivable	4,891	4,168
Unbilled accounts receivable	1,232	1,385
Inventories, net	2,961	2,592
Prepaid expenses and other current assets	686	1,292
Total current assets	43,430	45,832
Property and equipment, net	11,923	12,658
Debt financing costs, net	634	571
Intangible assets, net	6,741	6,683
TOTAL ASSETS	$62,728	$65,744
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,588	$2,512
Accrued expenses and other current liabilities	3,292	4,008
Long-term debt, current portion	54	107
Capital lease obligations, current portion	782	760
Recall liability, current portion	660	774
Deferred contract revenues, current portion	125	301
Total current liabilities	7,501	8,462
Long-term debt, net of current portion	48,970	38,155
Capital lease obligations, net of current portion	492	891
Recall liability, net of current portion	2,691	2,936
Deferred contract revenues, net of current portion	3,500	3,500
Total liabilities	63,154	53,944
Stockholders’ equity (deficit):
Common stock	18	18
Additional paid-in capital	115,792	114,117
Accumulated deficit	(116,236)	(102,335)
Total stockholders’ equity (deficit)	(426)	11,800
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$62,728	$65,744